FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110, callen@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES ANNOUNCES MAJOR STOCK TRANSACTION

Company Stock Repurchase is Accretive to Earnings

PROVO, Utah — July 27, 2004 — Nu Skin Enterprises, Inc. (NYSE: NUS) announced its intention to exercise a call option today to purchase shares of common stock from members of its original stockholder group. The option was obtained by the company as part of a recapitalization transaction completed in October 2003. In exercising the option, the company elected to repurchase 3.1 million shares and allow members of its original stockholder group to sell another 1.5 million shares to third-party investors. Nu Skin Enterprises will file a registration statement with respect to the shares sold to the third-party investors. The price of the shares will be set at a slight discount to market based upon a formula previously agreed to between the parties. Nu Skin Enterprises anticipates the transaction closing in the next few days.

“Our business is ahead of plan and we enjoy healthy cash flow from our operations,” said Truman Hunt, president and chief executive officer. “We constantly evaluate the potential uses of our cash and believe this repurchase, which is approximately 4 percent accretive, is an effective use of cash at this time. We appreciate the extra effort taken on this transaction by our special committee of independent directors, who reviewed the proposed transaction with the assistance of independent legal and financial advisors and concluded that this action is fair to our stockholders and would benefit the company overall,” concluded Hunt.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 35 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu

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Nu Skin Enterprises
July 27, 2004

Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology products and services under the Big Planet® brand. Nu Skin, Pharmanex and Big Planet are registered trademarks of the company and its affiliates.

Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release contains forward-looking statements that represent the company’s current expectations and beliefs, including the anticipated completion of the stock transaction and accompanying benefits to the company and its stockholders. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially and adversely from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, failure to close the stock transaction if any party fails to fulfill closing conditions. The forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including Amendment No. 4 to the company’s most recent registration statement on Form S-3 filed on July 26, 2004. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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